Exhibit 99.1


                                  NEWS RELEASE

         Abraxas Schedules Live Webcast of IPAA Conference Presentation
                    and Provides 2005 Drilling Program Update


SAN ANTONIO (April 15, 2005) - Abraxas Petroleum Corporation (AMEX:ABP) has scheduled a live webcast of its presentation at the Independent Petroleum Association of America's ("IPAA") Oil and Gas Investment Symposium to be held April 18-20, 2005 at the Sheraton New York Hotel & Towers and further provided an update to its 2005 drilling program.

The presentation is scheduled to begin at 9:10 a.m. Eastern Time on Tuesday, April 19, 2005. The live audio webcast with the corresponding PowerPoint presentation will be available on the Company's web site at http://www.abraxaspetroleum.com/investorrelations/calendar.htm. The webcast including the slide presentation will be archived at the above address for 60 days. In conjunction with the IPAA Symposium, Abraxas will be hosting an analyst dinner on Tuesday, April 19, 2005 in New York.

The current status of the 7 wells that are underway is as follows:

     o 2 horizontal Edwards wells in South Texas were successfully drilled below 15,000' and are currently shut-in on build up test awaiting stimulation;

     o 1 horizontal Edwards well in South Texas is currently drilling the curve below 13,000' to begin the horizontal segment;

     o 1 horizontal Delaware Basin well in West Texas is currently drilling the vertical portion of the wellbore below 8,000'; and

     o   3 shallow vertical  Clearfork Slope wells in West Texas were re-entered
         - 1 awaits completion, 1 encountered a minimally productive oil zone and 1 is producing water and will be plugged.

Abraxas owns a 100% working interest in all of the 7 aforementioned wells.

In South Texas, we have begun a low-risk, low-cost re-completion program in our Portilla field.

In Wyoming, we have begun the permitting process for 4 vertical wells in our Brooks Draw field.

"We are encouraged by the drilling results to date on the horizontal wells in both South and West Texas. Ultimate results and production rates will depend on their response to stimulation. Due to the results of a field study in Wyoming and improved performance of the vertical well drilled last year, we plan to increase activity later this year, if rig availability permits," commented Bob Watson, Abraxas' President and CEO.

Abraxas Petroleum Corporation is a San Antonio-based crude oil and natural gas exploitation and production company with operations in Texas and Wyoming.



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Safe Harbor for forward-looking  statements:  Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas' actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas. In addition, Abraxas' future crude oil and natural gas production is highly dependent upon Abraxas' level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by
economic  and  other  factors  beyond  Abraxas'  control.   In  the  context  of
forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas' filing with the Securities and Exchange Commission during the past 12 months.


FOR MORE INFORMATION CONTACT:
Barbara M. Stuckey/Director of Corporate Development
Direct Telephone 210.757.9835
Main Telephone 210.490.4788
bstuckey@abraxaspetroleum.com
www.abraxaspetroleum.com